Exhibit a under Form N-1A
                                            Exhibit EX3-b under Item 601/Reg.S-K
                              Hibernia Mutual Funds
                           (formerly HNB Funds Group)

                                  Amendment #1
                                 to the By-Laws


                         (effective September 16, 1998)


Delete Section 1, "Certificates" of Article VI, "Shares" in its entirety and replace with the following:

     Section 1. Certificates. As of September 16, 1998, the Trust will not issue share certificates.


Delete Section 4, "Lost, Destroyed or Mutilated Certificates" of Article VI, "Shares" in its entirety.


Delete Section 5, "Transfer Agent and Registrar: Regulations" of Article VI, "Shares" in its entirety and replace with the following:

     Section 5. Transfer Agent and Registrar: Regulations. The Trustees shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issuance, transfer and registration of shares and may appoint a Transfer Agent and/or Registrar for shares of each Series or Class.